Exhibit 4.6

Execution Copy

SENIOR SECURED CREDIT FACILITIES

CANWEST MEDIA INC.

as Borrower

- and -

CANWEST GLOBAL COMMUNICATIONS CORP.

as Guarantor

- and -

THE FINANCIAL INSTITUTIONS IDENTIFIED

ON THE SIGNATURE PAGES HERETO

as Lenders

- and -

THE BANK OF NOVA SCOTIA

as Co-Lead Arranger, Joint Bookrunner and Administrative Agent

- and -

CANADIAN IMPERIAL BANK OF COMMERCE

as Co-Lead Arranger, Joint Bookrunner and Syndication Agent

- and -

BANK OF AMERICA, N.A.

as Arranger and Documentation Agent

AMENDING AGREEMENT NO. 5

Dated as of June 17, 2004

AMENDING AGREEMENT NO. 5

This Amending Agreement No. 5 dated as of June 17, 2004 among CanWest Media Inc. (the “Borrower”), as borrower, CanWest Global Communications Corp. (the “Guarantor”), as guarantor, The Bank of Nova Scotia, as administrative agent (in such capacity, the “Administrative Agent”), the Administrative Agent on behalf of the Majority Lenders (as defined below) and the Tranche E Lenders (as defined below).

WHEREAS the Administrative Agent and such other Persons (as that term is defined in the Credit Agreement hereinafter defined and referred to) as may from time to time be parties to the Credit Agreement (collectively, together with The Bank of Nova Scotia in its capacity as a lender, the “Lenders”) agreed to make certain credit facilities available to the Borrower upon the terms and conditions contained in a credit agreement among the Borrower, the Guarantor, the Administrative Agent and the Lenders dated as of November 7, 2000 (as amended by that certain amending agreement dated as of September 5, 2001, that certain amending agreement no. 2 dated as of July 15, 2002, that certain amending agreement no. 3 dated as of March 27, 2003 and that certain amending agreement no. 4 dated as of August 29, 2003, the “Credit Agreement”);

AND WHEREAS the Borrower has requested of the Administrative Agent and the Lenders that the Credit Agreement be amended as hereinafter provided and the Administrative Agent and the Majority Lenders have agreed to such amendments to the Credit Agreement on the terms and conditions set forth in this Amending Agreement No. 5;

NOW THEREFORE in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower, the Guarantor, the Administrative Agent, the Majority Lenders and the Tranche E Lenders agree as follows:

1.	Defined Terms. Capitalized terms used in this Amending Agreement No. 5 and not otherwise defined herein shall have the respective meanings attributed to them in the Credit Agreement.

2.	Amendments Effective as of the Effective Date.

(a)	Section 1.01 of the Credit Agreement is amended effective as of the Effective Date as follows:

(i)	by amending the definition of “Accommodations Outstanding” by deleting the word “and” before clause (x) and inserting at the end of the first sentence thereof the following:

“; (xi) under the Tranche E(1) Credit Facility, in relation to (a) the Borrower and all Tranche E(1) Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Borrower by the Tranche E(1) Lenders, and (b) the Borrower and each Tranche E(1) Lender, the amount of all Accommodations outstanding thereunder at such time made by such Tranche E(1) Lender under its Tranche E(1) Credit Commitment; and (xii) under the Tranche E(2) Credit Facility, in relation to (a) the Borrower and all Tranche E(2) Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Borrower by the Tranche E(2) Lenders, and (b) the Borrower and each Tranche E(2) Lender, the amount of all Accommodations outstanding thereunder at such time made by such Tranche E(2) Lender under its Tranche E(2) Credit Commitment.”;

(ii)	by inserting the following new definition after the definition of “Amending Agreement No. 4”:

““Amending Agreement No. 5” means the certain amending agreement no. 5, dated as of June 17, 2004, among the Borrower, the Guarantor, the Administrative Agent on behalf of the Majority Lenders and the Tranche E Lenders, amending the Credit Agreement.”;

(iii)	by amending the definition of “Commitment” by:

(A)	deleting the word “and” before clause (x) of the first sentence thereof and inserting the following immediately following such clause (x):

“; (xi) the Tranche E(1) Credit Facility, Cdn.$28,692,877.00 (the “Tranche E(1) Credit Commitment”); and (xii) the Tranche E(2) Credit Facility, U.S.$642,117,963.00 (the “Tranche E(2) Credit Commitment”)”;

(B)	inserting immediately before the third last sentence thereof the following sentence:

“A “Lender’s Tranche E(1) Credit Commitment” and a “Lender’s Tranche E(2) Credit Commitment” means, at any time, the relevant amount designated as such and set forth opposite such Lender’s name on the signature pages to Amending Agreement No. 5 or in the assignment and assumption agreement executed and delivered pursuant to Section 12.08(4) pursuant to which it shall become a party hereto (as reduced or increased in accordance with the terms hereof).”; and

(C)	inserting at the end thereof the following sentence:

“The Lenders’ Tranche E(1) Credit Commitments and Lenders’ Tranche E(2) Credit Commitments are sometimes collectively referred to herein as the “Tranche E Credit Commitments”.”;

(iv)	by deleting the definition of “HCN Repayment Conditions” in its entirety and replacing it with the following:

““HCN Repayment Conditions” means on a pro forma basis immediately after giving effect to (a) any Accommodation under the Revolving Credit Facility intended to be used for the purpose specified in (b), and (b) any repayment or refinancing of the principal amount of, or the payment of any cash interest on, the HCN Notes and the Mirror Notes: (i) the unused availability under the Revolving Credit Facility is not less than $200,000,000; and (ii) the Senior Secured Leverage Ratio (calculated as at the end of the most recently completed Financial Quarter for the four Financial Quarters then ended) shall not exceed 3.5:1; and (iii) the ratio of EBITDA of the Global Group to Interest Expense of the Global Group (calculated as at the end of the most recently completed Financial Quarter for the four Financial Quarters then ended) shall not be less than 1.75:1.;”

(v)	by amending the definition of “Lenders” by:

(A)	inserting after the words “or of Amending Agreement No. 4” in the first sentence the phrase “or of Amending Agreement No. 5”;

(B)	deleting the word “and” before clause (x) of the second sentence and inserting after clause (x) of such sentence the following:

“; (xi) a Lender’s Tranche E(1) Credit Commitment is sometimes referred to herein as a “Tranche E(1) Lender”; and (xii) a Lender’s Tranche E(2) Credit Commitment is sometimes referred to herein as a “Tranche E(2) Lender”.”;

(C)	inserting at the end thereof the following sentence:

“The Tranche E(1) Lenders and the Tranche E(2) Lenders are sometimes referred to herein collectively as the Tranche E Lenders.”;

(vi)	by inserting the following new definition immediately after the definition of “New Zealand Assets”;

“New Zealand Sales” means:

(i)	one or more transactions or series of transactions, approved by, and subject to such conditions as may be imposed by, the Administrative Agent acting reasonably, the result of which is the sale for aggregate Net Proceeds in cash exceeding NZ$225 million by Global Group Entities of (A) equity interests in the Persons (collectively, the “NZCos”) who are New Zealand Assets and (B) indebtedness owing to Global Group Entities by the NZCos; and

(ii)	following the sale referred to in clause (i) above, any sale for cash proceeds by a Global Group Entity to any person of issued and outstanding shares in the capital of New Zealand Floatco, provided that:

(iii)	the Net Proceeds from any such sale are applied forthwith upon receipt thereof in accordance with Section 2.05(2) of the Credit Agreement which, for certainty, requires that an amount equal to such Net Proceeds shall be applied forthwith upon receipt thereof to (A) firstly, rateably to the prepayment of Accommodations Outstanding under the Term Credit Facility; and (B) secondly, to the permanent reduction of the Revolving Term Commitment (and the Borrower shall repay the amount by which the Accommodations Outstanding under the Revolving Credit Facility after giving effect to such reductions exceed the Revolving Credit Commitment), in each case, in accordance with Section 2.09 and Section 2.11 of the Credit Agreement; and

(iv)	immediately following any such sale, the Administrative Agent, on behalf of the Lenders, has a duly perfected first ranking Security Interest in all of the issued and outstanding shares in the capital of New Zealand Floatco owned by a Global Group Entity.

(for the purposes of this definition, “New Zealand Floatco” means the Person who, immediately following the sale referred to in clause (i) above, owns, directly or indirectly, all of the issued and outstanding shares in the capital of the NZCos).”

(vii)	by deleting the definition of “Permitted Dispositions” in its entirety and replacing it with the following:

“Permitted Dispositions” means (i) any Disposition of Assets between Global Group Entities; (ii) Dispositions of inventory in the ordinary course of business; (iii) Dispositions of Assets which are obsolete, redundant or of no material economic value; (iv) other than Dispositions specified in clauses (vi) and (vii) of this definition, Dispositions in each Financial Year of any Global Group Entity or of all or substantially all of the Assets of any Global Group Entity or of any division or other business unit of any Global Group Entity the aggregate amount of EBITDA (calculated for the immediately preceding four Financial Quarters) in respect of such Global Group Entities or divisions or business units of such Global Group Entities represents not more than 5% of EBITDA of the Global Group for the immediately preceding four Financial Quarters and, which when taken together with all other Dispositions permitted pursuant to this clause (iv) theretofore made in the current and all previous Financial Years (commencing with the Financial Year beginning September 1, 2000), represents not more than 15% of EBITDA of the Global Group for the immediately preceding four Financial Quarters at any time prior to the latest Relevant Repayment Date; (v) Sale-Leaseback Transactions permitted pursuant to Section 8.02(k); (vi) the Disposition of Specified Newspaper Assets (directly or by the sale of the shares or other equity interests of one or more Persons that owns one or more Specified

Newspaper Assets and does not own any other assets at the time of such Disposition) provided that the cash proceeds from any Disposition of any Specified Newspaper Asset or group of Specified Newspaper Assets is equal to or greater than an amount equal to the product obtained by multiplying (y) the EBITDA (calculated for the immediately preceding four Financial Quarters) in respect of the relevant Specified Newspaper Asset or group of Specified Newspaper Assets, by (z) 6.5; and (vii) the New Zealand Sales.”.

(viii)	by deleting the definition of “Permitted Distribution” in its entirety and replacing it with the following:

“Permitted Distributions” means (i) Distributions between Global Group Entities; (ii) payments on account of regularly scheduled payments of principal, interest, fees and other obligations on Permitted Debt (provided, however, without limiting clause (iv) below, such payments with respect to the HCN Notes may only be made in cash if the HCN Repayment Conditions are satisfied at the time of such payments); (iii) payment in any Financial Year of dividends by CanWest in respect of common shares of CanWest in an aggregate amount up to (a) at any time that the Total Leverage Ratio is greater than or equal to 4.0:1, the lesser of (y) Free Cash Flow for the previous Financial Year less the amount of any mandatory prepayment requirements hereunder, and (z) Cdn.$75,000,000 (or the equivalent amount in any other currency) less the amount of any mandatory prepayment requirements hereunder, and (b) at any time that the Total Leverage Ratio is less than 4.0:1, Free Cash Flow for the previous Financial Year less the amount of any mandatory prepayment requirements hereunder; (iv) the issuance of PIK Notes or Non-Voting Shares to holders of any HCN Notes in accordance with the terms thereof; (v) the issuance of Subordinated Debt to holders of Subordinated Debt in accordance with the terms thereof; (vi) payments on account of the principal amount of the HCN Notes referred to in clause (i) of the definition of HCN Notes, and accrued and unpaid interest relating to such HCN Notes repaid, from (y) amounts made available to the Borrower in accordance with Section 2.03(1), or (z) provided the HCN Repayment Conditions and the requirements of Section 2.05(3)(i) or (ii) are satisfied, the net proceeds of the issuance of Senior Unsecured Debt or Subordinated Debt; (vii) payments on account of Permitted Debt from the proceeds of any other Debt which is Refinancing Debt in respect of such Permitted Debt; (viii) payments on account of the principal amount of the HCN Notes referred to in clause (i) of the definition of HCN Notes from the net proceeds of an offering of equity securities of CanWest; and (ix) any payments or prepayments required or permitted to be made to the Administrative Agent or the Lenders under any other provisions of this Agreement.”;

(ix)	by amending the definition of “Relevant Repayment Date” by inserting, after the first occurrence of the phrase “Tranche D Credit Facilities”, the phrase “and Tranche E Credit Facilities”, and inserting, after the second occurrence of the phrase “Tranche D Credit Facilities”, the phrase “or Tranche E Credit Facilities”;

(x)	by amending the definition of “Term Credit Facilities” by inserting at the end thereof the phrase “and the Tranche E Credit Facilities”;

(xi)	by amending the definition of “Threshold Amount” by deleting the word “and” before clause (iii) thereof and inserting at the end of the definition the phrase

“and; (iv) the Tranche E(2) Credit Facility:

(A) after the fifth anniversary of the Tranche D Funding Date, an amount equal to 25% of the Accommodations Outstanding under the Tranche E(2) Credit Facility on the Tranche E Funding Date;

(B) after November 15, 2005 but on or prior to the fifth anniversary of the Tranche D Funding Date, an amount equal to the lesser of:

(I)	25% of the Accommodations Outstanding under the Tranche E(2) Credit Facility on the Tranche E Funding Date, and

(II)	25% of the Accommodations Outstanding under the Tranche D(2) Credit Facility on the Tranche D Funding Date less the aggregate of all amounts that have been repaid, as of the Tranche E Funding Date, under the Tranche D(2) Credit Facility pursuant to Section 2.04(4), Section 2.05(2), Section 2.05(3), Section 2.05(4), Section 2.05(5) and Section 2.05(6), inclusive; and

(C) on or prior to November 15, 2005, an amount equal to the least of:

(I)	25% of the Accommodations Outstanding under the Tranche E(2) Credit Facility on the Tranche E Funding Date,

(II)	the aggregate Threshold Amounts in clauses (i) and (ii) above, less the aggregate of all amounts that have been repaid, as of the Tranche E Funding Date, under the Tranche B(2) Credit Facility, the Tranche C(2) Credit Facility and the Tranche D(2) Credit Facility pursuant to Section 2.04(3), Section 2.04(4), Section 2.05(2), Section 2.05(3), Section 2.05(4), Section 2.05(5) and Section 2.05(6), inclusive, and

(III)	25% of the Accommodations Outstanding under the Tranche D(2) Credit Facility on the Tranche D Funding Date less the aggregate of all amounts that have been repaid, as of the Tranche E Funding Date, under the Tranche D(2) Credit Facility pursuant to Section 2.04(4), Section 2.05(2), Section 2.05(3), Section 2.05(4), Section 2.05(5) and Section 2.05(6), inclusive”; and

(xii)	by inserting the following four new definitions immediately after the definition of “Tranche D Funding Date”:

““Tranche E Credit Facilities” means collectively, the Tranche E(1) Credit Facility and the Tranche E(2) Credit Facility.

“Tranche E(1) Credit Facility” means the term credit facility made available to the Borrower in accordance with Article 2 for the purposes specified in Section 2.03(2).

“Tranche E(2) Credit Facility” means the term credit facility made available to the Borrower in accordance with Article 2 for the purposes specified in Section 2.03(2).”

“Tranche E Funding Date” means the “Effective Date” under Amending Agreement No. 5.”.

(b) Section 2.01 of the Credit Agreement is amended effective as of the Effective Date as follows by:

(i)	amending Section 2.01(1) by inserting at the end of the first sentence thereof the phrase “, Lender’s Tranche E(1) Credit Commitment and Lender’s Tranche E(2) Credit Commitment”; and

(ii)	amending Section 2.01(2) by (A) inserting after the phrase “Tranche D(1) Credit Facility” the phrase “and the Tranche E(1) Credit Facility”, and (B) inserting after the phrase “Tranche D(2) Credit Facility” the phrase “and the Tranche E(2) Credit Facility”.

(c) Section 2.02 of the Credit Agreement is amended effective as of the Effective Date as follows by:

(i)	amending Section 2.02(1) by inserting at the end thereof the following two sentences:

“The Accommodations Outstanding (xxi) to all Tranche E(1) Lenders shall not at any time exceed the Tranche E(1) Credit Commitment; and (xxii) to each Tranche E(1) Lender shall not at any time exceed such Lender’s Tranche E(1) Credit Commitment. The Accommodations Outstanding (xxiii) to all Tranche E(2) Lenders shall not at any time exceed the Tranche E(2) Credit Commitment; and (xxiii) to each Tranche E(2) Lender shall not at any time exceed such Lender’s Tranche E(2) Credit Commitment.”;

(ii)	amending Section 2.02(2) by inserting after the phrase “Tranche D(2) Credit Commitment” the phrase “, the Tranche E(1) Credit Commitment or the Tranche E(2) Credit Commitment”; and

(iii)	inserting the following at the end of Section 2.02 as a new sub-section 2.02(8):

“(8) Accommodations under the Tranche E(1) Credit Facility and the Tranche E(2) Credit Facility shall be made available in a single drawing on the Tranche E Funding Date. The unused portion of the Tranche E(1) Credit Commitment and the Tranche E(2) Credit Commitment shall be permanently cancelled on the date immediately following the Tranche E Funding Date and the Tranche E(1) Credit Commitment or the Tranche E(2) Credit Commitment, as the case may be, shall be permanently reduced by the amount by which the Accommodations Outstanding under the Tranche E(1) Credit Facility or the Tranche E(2) Credit Facility, as the case may be, on such date are less than the Tranche E(1) Credit Commitment or Tranche E(2) Credit Commitment, as the case may be, on such date.”

(d) Section 2.03 of the Credit Agreement is amended effective as of the Effective Date by:

(i)	deleting Section 2.03(1) in its entirety and replacing it with the following:

“(1) The Borrower shall use the proceeds of any Accommodations under the Revolving Credit Facility to fund a portion of the Acquisition, refinance amounts outstanding under Existing CanWest Debt and for general corporate purposes. Accommodations under the Revolving Credit Facility shall be available (a) if the HCN Repayment Conditions are satisfied, to repay and refinance, or purchase, in whole or in part, the principal amount of the HCN Notes referred to in clause (i) of the definition of HCN Notes and the Mirror Notes, and accrued and unpaid interest relating to such HCN Notes and Mirror Notes so repaid, refinanced or purchased and (b) to prepay Accommodations Outstanding under the Term Credit Facilities.”; and

(ii)	inserting at the end of Section 2.03(2) the phrase “, and, in the case of the Tranche E Credit Facilities, for repayment of all Accommodations Outstanding under the Tranche D Credit Facilities”.

(e) Section 2.04 of the Credit Agreement is amended effective as of the Effective Date by inserting at the end of Section 2.04(4)(b) the following as a new sub-section 2.04(4)(c).

“(c) The Borrower shall repay (subject to Section 9.01) the Accommodations Outstanding under the Tranche E(1) Credit Facility and the Tranche E(2) Credit Facility in semi-annual installments in the following amounts (expressed as a percentage of the Tranche E(1) Credit Commitment or the Tranche E(2) Credit Commitment, as the case may be, drawn on the Tranche E Funding Date) and on the last Business Day of the following periods:

November 15, 2004	0.5%
May 15, 2005	0.5%
November 15, 2005	0.5%
May 15, 2006	0.5%
November 15, 2006	0.5%
May 15, 2007	0.5%
November 15, 2007	0.5%
May 15, 2008	0.5%
November 15, 2008	10.0%
May 15, 2009	10.0%
August 15, 2009	the remainder”

(f) Section 2.05(7) of the Credit Agreement is amended effective as of the Effective Date by inserting after each occurrence of the phrase “Tranche D Credit Facilities” the phrase “and the Tranche E Credit Facilities”, inserting after the first occurrence of the phrase “Tranche D Lender” the phrase “or Tranche E Lender”, and by inserting after the second occurrence of the phrase “Tranche D Lender” the phrase “and Tranche E Lender”.

(g) Section 2.06 of the Credit Agreement is amended effective as of the Effective Date by amending Section 2.06(1) by (A) inserting, after the phrase “Tranche D(1) Credit Facility”, the phrase “and the Tranche E(1) Credit Facility”, and (B) inserting, after the phrase “Tranche D(2) Credit Facility”, the phrase “and the Tranche E(2) Credit Facility”.

(h) Section 2.11 of the Credit Agreement is amended effective as of the Effective Date by deleting the whole of Section 2.11 and inserting the following in its place:

“2.11. Application of Payments and Prepayments to Tranches D(2) and E(2). (1) The aggregate amount of all payments made pursuant to Section 2.04(4)(b) and Section 2.05(2), Section 2.05(3), Section 2.05(4), Section 2.05(5) and Section 2.05(6), inclusive, in respect of the Tranche D(2) Credit Facility, on or prior to such fifth anniversary of the Tranche D Funding Date shall not, notwithstanding any other provision of this Agreement, exceed the applicable Threshold Amount. If at any time on or prior to such fifth anniversary the amount of any payment in respect of the Tranche D(2) Credit Facility, when aggregated with all other payments made pursuant to Section 2.04(4)(b) and Section 2.05(2), Section 2.05(3), Section 2.05(4), Section 2.05(5) and Section 2.05(6) in respect of the Tranche D(2) Credit Facility would exceed the applicable Threshold Amount, then the excess amount shall be applied (i) firstly, rateably to the prepayment of the instalments due pursuant to Section 2.04(2) in respect of the Tranche A Credit Facility and the Tranche D(1) Credit Facility; and (ii) secondly, to the permanent reduction of the Revolving Credit Commitment (and the Borrower shall repay the amount by which the Accommodations Outstanding under the Revolving Credit

Facility after giving effect to such reduction exceed the Revolving Credit Commitment). After such fifth anniversary any such prepayment shall be applied to the rateable prepayment of the Term Credit Facilities.

(2) Each prepayment pursuant to Section 2.05, Section 2.06 and Section 2.11(1) in respect of the Tranche D Credit Facility shall be applied rateably to the remaining instalments specified in Section 2.04(4)(b) in respect of the Tranche D Credit Facility. Prepayments applied by the Administrative Agent pursuant to Section 2.11(1) in respect of the Tranche D Term Credit Facility shall, except as therein otherwise provided, (i) first, be applied to the payment of any Advances outstanding under the Tranche D Credit Facility; and (ii) second, the balance shall be held by the Administrative Agent and be applied to the Borrower’s reimbursement obligation in respect of any outstanding Drawing on the maturity date of such Drawing.”

(3) The aggregate amount of all payments made pursuant to Section 2.04(4)(c) and Section 2.05(2), Section 2.05(3), Section 2.05(4), Section 2.05(5) and Section 2.05(6), inclusive, in respect of the Tranche E(2) Credit Facility, on or prior to such fifth anniversary of the Tranche E Funding Date shall not, notwithstanding any other provision of this Agreement, exceed the applicable Threshold Amount. If at any time on or prior to such fifth anniversary the amount of any payment in respect of the Tranche E(2) Credit Facility, when aggregated with all other payments made pursuant to Section 2.04(4)(c) and Section 2.05(2), Section 2.05(3), Section 2.05(4), Section 2.05(5) and Section 2.05(6) in respect of the Tranche E(2) Credit Facility would exceed the applicable Threshold Amount, then the excess amount shall be applied (i) firstly, rateably to the prepayment of the instalments due pursuant to Section 2.04(2) in respect of the Tranche A Credit Facility and the Tranche E(1) Credit Facility; and (ii) secondly, to the permanent reduction of the Revolving Credit Commitment (and the Borrower shall repay the amount by which the Accommodations Outstanding under the Revolving Credit Facility after giving effect to such reduction exceed the Revolving Credit Commitment). After such fifth anniversary any such prepayment shall be applied to the rateable prepayment of the Term Credit Facilities.

(4) Each prepayment pursuant to Section 2.05, Section 2.06 and Section 2.11(3) in respect of the Tranche E Credit Facility shall be applied rateably to the remaining instalments specified in Section 2.04(4)(c) in respect of the Tranche E Credit Facility. Prepayments applied by the Administrative Agent pursuant to Section 2.11(3) in respect of the Tranche E Term Credit Facility shall, except as therein otherwise provided, (i) first, be applied to the payment of any Advances outstanding under the Tranche E Credit Facility; and (ii) second, the balance shall be held by the Administrative Agent and be applied to the Borrower’s reimbursement obligation in respect of any outstanding Drawing on the maturity date of such Drawing.”.

(i) Section 3.01(1) of the Credit Agreement is amended effective as of the Effective Date by inserting after the phrase “Tranche D Lender” the phrase “and Tranche E Lender”.

(j) Section 3.01(2) of the Credit Agreement is amended effective as of the Effective Date by inserting after the phrase “Tranche D(2) Credit Facility” the phrase “, the Tranche E(1) Credit Facility or the Tranche E(2) Credit Facility”.

(k) Section 3.02(1) of the Credit Agreement is amended effective as of the Effective Date by (A) inserting after the phrase “Tranche D(1) Credit Facility” the phrase “and the Tranche E(1) Credit Facility”, and (B) inserting after the phrase “Tranche D(2) Credit Facility” the phrase “or the Tranche E(2) Credit Facility”.

(l) Section 3.03(3) of the Credit Agreement is amended effective as of the Effective Date by (A) inserting after the phrase “Tranche D(1) Credit Facility” the phrase “and the Tranche E(1) Credit Facility”, and (B) inserting after the phrase “Tranche E(2) Credit Facility” the phrase “or the Tranche E(2) Credit Facility”.

(m) Section 3.05(d) of the Credit Agreement is amended effective as of the Effective Date by (A) inserting after the phrase “Tranche D(1) Credit Facility” the phrase “or the Tranche E(1) Credit Facility”, and (B) inserting after the phrase “Tranche D(2) Credit Facility” the phrase “or the Tranche E(2) Credit Facility”.

(n) Section 4.01(1) of the Credit Agreement is amended effective as of the Effective Date by (A) inserting, immediately after the phrase “and Tranche D(1) Lender”, the phrase “and Tranche E(1) Lender”, (B) inserting, immediately after the phrase “or Tranche D(1) Lender”, the phrase “or Tranche E(1) Lender”.

(o) Section 4.04 of the Credit Agreement is amended effective as of the Effective Date by inserting, immediately after the phrase “and Tranche D(1) Lender”, the phrase “and Tranche E(1) Lender”.

(p) Section 8.03(a) of the Credit Agreement is amended effective as of the Effective Date by deleting such section in its entirety and replacing it with the following:

“(a) Total Leverage Ratio. Maintain, during each Financial Quarter in each Financial Year a ratio of Total Debt to EBITDA for the four Financial Quarters then ended of the Global Group of not more than (i) 5.50:1 for the Financial Quarters ended May 31, 2004; (ii) 6.0:1 for the Financial Quarters ending August 31, 2004, November 30, 2004, February 28, 2005, May 31, 2005, August 31, 2005, November 30, 2005 and February 28, 2006; (iii) 5.75:1 for the Financial Quarters ending May 31, 2006, August 31, 2006 and November 30, 2006; and (iv) 5.50:1 for the Financial Quarter ended February 28, 2007 and each Financial Quarter thereafter.”.

(q) Section 8.03(c) of the Credit Agreement is amended effective as of the Effective Date by deleting such section in its entirety and replacing it with the following:

“(c) Interest Coverage Ratio. Maintain, during each Financial Quarter in each Financial Year, a ratio of EBITDA of the Global Group for the four Financial Quarters then ended to Interest Expense of the Global Group for the four Financial Quarters then ended of not less than 1.75.”.

(r) Section 10.09(1) of the Credit Agreement is amended effective as of the Effective Date by inserting, after the phrase “Tranche D(2) Credit Facility”, the phrase “or the Tranche E(2) Credit Facility”.

(s) Section 12.07(1) of the Credit Agreement is amended effective as of the Effective Date by inserting, after each occurrence of the phrase “Tranche D(2) Credit Facility”, the phrase “or the Tranche E(2) Credit Facility”.

(t) The Schedules to the Credit Agreement are amended effective as of the Effective Date by deleting Schedules 6 and 11 thereof and inserting Schedules 6 and 11 to this Amending Agreement No. 5 in their respective places.

3.	Conditions Precedent to Effective Date. The date upon which all of the following conditions shall be satisfied shall be the “Effective Date”:

(a) the Administrative Agent shall have received copies of this Amending Agreement No. 5 executed by the Borrower, the Guarantor, the Administrative Agent, the Majority Lenders and all Tranche E Lenders;

(b) the conditions precedent in Section 6.02 of the Credit Agreement are satisfied on the Tranche E Funding Date;

(c) the Borrower, the Guarantor and each other Global Group Entity shall have delivered a confirmation of guarantees and security in form and substance reasonably satisfactory to the Administrative Agent;

(d) a certified copy of (i) the charter documents and by-laws of the Borrower and the Guarantor; (ii) the resolutions of the board of directors (or any duly authorized committee thereof) or of the Borrower approving this Amending Agreement No. 5 and the completion of all transactions contemplated thereunder; and (iii) all other instruments evidencing necessary corporate action of the Borrower and the Guarantor and of any required Authorization with respect to such matters;

(e) a certificate of the secretary or an assistant secretary of the Borrower and of the Guarantor certifying the names and true signatures of its respective officers authorized to sign this Amending Agreement No. 5 manually or by mechanical means;

(f) certificates of compliance with respect to the Borrower and the Guarantor issued by Industry Canada;

(g) favorable opinions of counsel to the Borrower and the Guarantor concerning corporate existence of the Borrower and the Guarantor, due authorization, execution and enforceability of this Amending Agreement No. 5, that Accommodations Outstanding under the Tranche E Credit Facilities will constitute permitted debt under the HCN Indenture and all existing Senior Unsecured Debt and Senior Subordinated Debt, that all Accommodations Outstanding, or anticipated to be outstanding pursuant to this Amending Agreement No. 5, under the Tranche E Credit Facilities constitute indebtedness to which the debt outstanding under the HCN Notes and Senior Subordinated Debt, respectively, is fully and indefeasibly subordinated, and such as other matters as may reasonably be required by legal counsel to the Administrative Agent; and

(h) the Administrative Agent shall have received such other certificates and documentation as it may reasonably request.

4.	Amendments Effective on the New Zealand Sale Effective Date. The Schedules to the Credit Agreement are amended effective as of the Initial New Zealand Sale Effective Date by deleting Schedules 12, 13 and 17 thereof and inserting Schedules 12, 13 and 17 to this Amending Agreement No. 5 in their respective places.

5.	Conditions Precedent to Initial New Zealand Sale Effective Date. The date on or after the Effective Date upon which all of the following conditions shall be satisfied shall be the “Initial New Zealand Sale Effective Date”:

(i)	the Administrative Agent shall be satisfied (A) with the structure and terms and conditions of the transactions referred to in clause (i) of the definition of New Zealand Sales (the “Initial New Zealand Sale”) and related transactions, (B) with its review of the documentation implementing the Initial New Zealand Sale and related transactions and (C) that the Borrower has received Net Proceeds in cash from the Initial New Zealand Sale exceeding NZ$225 million;

(ii)	the Administrative Agent shall have been provided with evidence satisfactory to it that none of the Persons listed in Schedule 17 to this Amending Agreement No. 5 shall have any liability with respect to any Debt of any Global Group Entity including, without limitation, the HCN Notes, the Senior Secured Debt, the Senior Subordinated Debt and the Senior Unsecured Debt;

(iii)	the receipt by the Administrative Agent of favourable opinions of counsel to the Borrower to the effect that the Initial New Zealand Sale and related transactions do not contravene, conflict with or give rise to a default or event of default under any of the HCN Indenture, any Senior Unsecured Debt or any Senior Subordinated Debt;

(iv)

the receipt by the Administrative Agent of a certificate of a senior officer of the Borrower stating that (i) each of the representations and warranties by a Global Entity in the Credit Documents is true and correct on the Initial New Zealand

Sale Effective Date and (ii) no Default or Event of Default has occurred or could occur as a result of the consummation of the Initial New Zealand Sale;

(v)	the Net Proceeds from the Initial New Zealand Sale shall have been applied in accordance with Sections 2.05(2), 2.05(7), 2.09 and 2.11 (collectively, the “Mandatory Prepayment Sections”) of the Credit Agreement;

(vi)	the receipt by the Administrative Agent of (i) a FIN Cancellation form in relation to all of the issued and outstanding shares (collectively, the “Pledged Floatco Shares”) in the capital of CanWest MediaWorks NZ Limited (“New Zealand Floatco”) owned by Global Group Entities following the Initial New Zealand Sale, together with a duly endorsed undated blank share transfer form and (ii) a favourable opinion of counsel to the Global Group Entities in form and substance acceptable to the Administrative Agent, acting reasonably, regarding, among other things, (A) the enforceability and validity of the pledge of the Pledged Floatco Shares, (B) the priority of that pledge, (C) the authorized and issued capital of New Zealand Floatco, (D) the pledge, the realization upon the pledge and the first sale of Pledged Floatco Shares following such realization being exempt from prospectus requirements under applicable law, (E) the enforcement of Canadian judgments in New Zealand and (F) choice of law; and

(vii)	the Administrative Agent shall have received such other certificates and documentation as it may reasonably request.

6.	Notice Periods and Release of Security over New Zealand Assets.

(a)	The Administrative Agent may, at the request of the Borrower, shorten any notice period imposed on the Borrower in the Mandatory Prepayment Sections or Section 2.06 of the Credit Agreement to the extent the Administrative Agent determines such shortening is desirable to facilitate the consummation of the Initial New Zealand Sale.

(b)	Pursuant to Section 11.04(4) of the Credit Agreement, the Borrower hereby requests that the Administrative Agent and the Lenders discharge and release, on the Initial New Zealand Effective Date (or, if escrow arrangements satisfactory to the Administrative Agent are entered into, prior to such date), the Collateral over the New Zealand Assets to the extent required to allow the Initial New Zealand Sale to be consummated in accordance with its terms.

7.	Reference to and Effect on the Credit Agreement. On and after this date, each reference in the Credit Agreement to “this Agreement” and each reference to the Credit Agreement in the Credit Documents and any and all other agreements, documents and instruments delivered by any of the Lenders, the Administrative Agent, the Borrower, the Guarantor or any other Person shall mean and be a reference to the Credit Agreement as amended by this Amending Agreement No. 5. Except as specifically amended by this Amending Agreement No. 5, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Amending Agreement No. 5 will not result in a novation, substitution, discharge or extinguishment of any Credit Document.

8.	Miscellaneous.

(a)	The execution, delivery and effectiveness of this Amending Agreement No. 5 shall not, except as expressly provided, operate as a waiver of any right, power or remedy of the Administrative Agent or any of the Lenders under any of the Credit Documents nor constitute a waiver of any provision of any of the Credit Documents.

(b)	This Amending Agreement No. 5 shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

9.	Counterparts. This Amending Agreement No. 5 may be executed in any number of counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amending Agreement No. 5 to be executed by their respective duly authorized officers as of the date first above written.

CANWEST MEDIA INC., as Borrower

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

CANWEST GLOBAL COMMUNICATIONS CORP., as Guarantor

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

THE BANK OF NOVA SCOTIA, as Administrative Agent

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

THE BANK OF NOVA SCOTIA, as Administrative Agent on behalf of Majority Lenders

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

TRANCHE E LENDER SIGNATURE PAGE

Tranche E(1) Credit Commitment: Cdn.$28,692,877.00	THE BANK OF NOVA SCOTIA, as Tranche E Lender

Tranche E(2)	Per:
Credit Commitment: U.S.$642,117,963.00		Authorized Signing Officer

Per:
Authorized Signing Officer

Notice Information: Address: 40 King St. W. Scotia Plaza, 62nd Floor P.O. Box 4085, Stn. A Toronto, Ontario M5W 2X6 Fax: (416) 866-2010 Attention: Robert A. King

SCHEDULE 6

APPLICABLE MARGINS/APPLICABLE UTILIZATION FEE

A.	APPLICABLE MARGIN:

1.	Revolving Credit Facility and Tranche A Credit Facility

Total Debt/EBITDA	Libor Margin/Offered Rate Margin/ Drawing Fee/ Documentary Credit Fee	Floating Rate Advance
≥ 5.5	275 bps	175 bps
≥ 5.0 < 5.5	250 bps	150 bps
≥ 4.5 < 5.0	200 bps	100 bps
≥ 4.0 < 4.5	175 bps	75 bps
≥ 3.5 < 4.0	125 bps	25 bps
≥ 3.0 < 3.5	100 bps	Nil
< 3.0	75 bps	Nil

2.	Tranche E Credit Facilities:

Libor Margin/ Drawing Fee	Floating Rate Advances
225 bps	125 bps

B.	APPLICABLE UTILIZATION FEE:

Utilization	Fee
> 66 2/3%	50 bps
> 33 1/3% ≤ 66 2/3%	75 bps
≤ 33 1/3%	100 bps

SCHEDULE 11

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into by and between the parties designated as Assignor (“Assignor”, shall herein mean the party or parties so designated and, if more than one, each of them) and Assignee (“Assignee”) above the signatures of such parties on the Schedule of Terms attached hereto and hereby made an integral part hereof (the “Schedule of Terms”) and relates to that certain Credit Agreement described in the Schedule of Terms (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

IN CONSIDERATION of the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

Section 1.01. Assignment and Assumption.

(a)	Effective upon the Settlement Date specified in Item 4 of the Schedule of Terms (the “Settlement Date”), Assignor hereby sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee hereby purchases and assumes from Assignor, the percentage interest(s) in all of Assignor’s rights and obligations as a Lender arising under the Credit Agreement and the other Credit Documents with respect to Assignor’s Commitments and Accommodations Outstanding, if any, which represents as of the Settlement Date, the percentage interest(s) specified in Item 3 of the Schedule of Terms of all rights and obligations of Lenders arising under the Credit Agreement and the other Credit Documents with respect to the Commitments and any Accommodations Outstanding (the “Assigned Share”);

(b)	where there is more than one Assignor, such assignment shall be made on a pro rata basis in accordance with each such Assignor’s percentage interest in each of the Accommodations Outstanding as of the date hereof for each of the Accommodations Outstanding being hereby assigned;

(c)	in consideration of the assignment described above, Assignee hereby agrees to pay to Assignor, on the Settlement Date, the principal amount of any Accommodations Outstanding included within the Assigned Share, such payment to be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth in Item 5 of the Schedule of Terms;

(d)	Assignor hereby represents and warrants that Item 3 of the Schedule of Terms correctly sets forth the amount of the Commitments, the Accommodations Outstanding and the pro rata share(s) corresponding to the Assigned Share;

(e)

Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption described above, (i) Assignee shall be a party to the Credit Agreement and shall have all of the rights and obligations under the Credit Documents, and shall be deemed to have made all of the representations, covenants and agreements contained in the Credit Documents, arising out of or otherwise related to the Assigned Share; and (ii) Assignor shall be absolutely released from any of such obligations, covenants and agreements assumed or made by Assignee in respect of the Assigned Share (without prejudice to any claim which the Borrower may have against the Assignor on the Effective Date for breach of any such obligations, covenants and agreements). Assignee hereby acknowledges and agrees that the agreement set forth in this subsection 1(e) is expressly made for the benefit of the Borrower, Administrative Agent, Assignor and the other Lenders and their respective successors and permitted assigns; and

(f)	Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect the assignment by Assignor and the assumption by Assignee of Assignor’s rights and obligations with respect to the Assigned Share, (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to the Commitments and any Accommodations Outstanding shall have no effect on the Commitments, the Accommodations Outstanding and the pro rata share(s) corresponding to the Assigned Share as set forth in Item 3 of the Schedule of Terms, and (iii) from and after the Settlement Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the Assigned Share (including all payments of principal, accrued and unpaid interest, commitment fees and letter of credit fees with respect thereto) (A) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and (B) in all other cases, to Assignee; provided that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by the Administrative Agent under the Credit Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by subsection 1(c) occurs on a date other than the Settlement Date.

Section 2.01. Certain Representations, Warranties and Agreements.

(a)	Assignor represents and warrants that it is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim;

(b)

Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Credit Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of CanWest, the Borrower or any of their Subsidiaries to Assignor or Assignee in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of CanWest, the Borrower or any other Person liable for the payment of any of the Accommodations Outstanding or any other amount under any of the Credit Documents, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Accommodations or as to the existence or possible existence of any Default or Event of Default or potential Default or Event of Default;

(c)	Assignee represents and warrants that it is an eligible Assignee pursuant to Section 12.08 of the Credit Agreement; that it has experience and expertise in the making of loans such as the Accommodations; and that it has received, reviewed and approved a copy of the Credit Agreement (including all Exhibits and Schedules thereto);

(d)	Assignee represents and warrants that it has received from Assignor such financial information regarding CanWest, the Borrower and their Subsidiaries as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of CanWest, the Borrower and their Subsidiaries in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of CanWest, the Borrower and their Subsidiaries. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Accommodations or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee; and

(e)	each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.01. Miscellaneous.

(a)	Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement;

(b)	neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought;

(c)	unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received and, for the purposes hereof, the notice address of each of Assignor and Assignee shall be as set forth on the Schedule of Terms or, as to either such party, such other address as shall be designated by such party in a written notice delivered to the other such party and, in addition, the notice address of Assignee set forth on the Schedule of Terms shall serve as the initial notice address of Assignee for purposes of subsection 12.04 of the Credit Agreement;

(d)	in case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby;

(e)	this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereto hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario for the purpose of all proceedings relating to this Agreement;

(f)	this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns;

(g)	this Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and which counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear date as of the date written in the beginning of this agreement and an executed copy of this Agreement may be delivered by any party hereto by facsimile, in which event, such party shall forthwith deliver to the other parties hereto the copy of this Agreement executed by such party;

(h)	this Agreement shall become effective upon the date (the “Effective Date”) upon which all of the following conditions are satisfied: (i) the execution of a counterpart hereof by each of Assignor and Assignee; (ii) the execution of a counterpart hereof by the Borrower as evidence of its consent hereto to the extent required under Section 12.08 of the Credit Agreement; (iii) the receipt by Administrative Agent of the applicable processing and recordation fee referred to in Section 12.08 of the Credit Agreement; (iv) the execution of a counterpart hereof by Administrative Agent as evidence of the delivery hereof to the Administrative Agent in accordance with Section 12.08 of the Credit Agreement; and (v) the receipt by Administrative Agent of originals or facsimiles of the counterparts described above and authorization of delivery thereof; and

(i)

the parties acknowledge and agree that the Assignee and each of the Agents are solidary creditors of the Borrower and each other Global Group Entity under the Credit Agreement and the other Credit Documents in respect of all amounts, liabilities and other obligations owing or owed by the Borrower and each other Global Group Entity to each of them under the Credit Agreement and the other

Credit Documents, as contemplated in Section 11.01(2) of the Credit Agreement and the applicable provisions of the guarantees of the Global Group Entities forming part of the Credit Documents and in accordance with Article 1541 of the Civil Code of Quebec.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date in the applicable spaces provided on the Schedule of Terms.

SCHEDULE OF TERMS

1.	Borrower: CanWest Media Inc. (the “Borrower”).

2.	Name and Date of Credit Agreement: Credit Agreement dated as of November 7, 2000 among, inter alia, the Borrower, as borrower, CanWest Global Communications Corp., as guarantor, the lenders from time to time party thereto, The Bank of Nova Scotia, as Administrative Agent, Canadian Imperial Bank of Commerce, as Co-Lead Arranger, Joint Bookrunner and Syndication Agent, The Bank of Nova Scotia, as Co-Lead Arranger, Joint Bookrunner and Administrative Agent and Bank of America, N.A., as Arranger and Documentation Agent, as amended by that certain amending agreement dated as of September 5, 2001, that certain amending agreement no. 2 dated as of July 15, 2002, that certain amending agreement no. 3 dated as of March 27, 2003, that certain amending agreement no. 4 dated as of August 29, 2003 and that certain amending agreement no. 5 dated as of June 17, 2004.

3.	Amounts:

	Re: Tranche A Credit Facility		Re: Tranche E(1)/E(2) Credit Revolving Facility		Re: Credit Facility
(a) Aggregate Commitments of Lenders	$		$		$
(b) Assigned Share/Pro Rata Share		%		%		%
(c) Amount of Assigned Share of Commitments	$		$		$
(d) Amount of Assigned Share of Accomodations Outstanding	$		$		$

4.	Settlement Date: ,

5.	Payment Instructions:

ASSIGNOR:	ASSIGNEE:

Attention:	Attention:
Reference:	Reference:

6.	Notice Addresses:

ASSIGNOR:	ASSIGNEE:

Attention:	Attention:
Reference:	Reference:

7.	Signatures:

[NAME OF ASSIGNOR],	[NAME OF ASSIGNEE],
as Assignor	as Assignee

By:	By:
Title:	Title:

Consented to in accordance with Section 12.08(4) of the Credit Agreement	Accepted in accordance with Section 12.08(4) of the Credit Agreement

CANWEST MEDIA INC.		THE BANK OF NOVA SCOTIA, as Administrative Agent

Per:		Per:
	Name:		Name:
	Title:		Title:

Per:
Name:
Title:

SCHEDULE 12

GLOBAL GROUP ENTITIES

1.	CanWest Media Inc.

2.	CanWest Global Communications Corp.

3.	Global Television Network Inc./Réseau de Télévision Global Inc.

4.	Global Communications Limited

5.	Clarinet Music Inc.

6.	Global Television Centre Ltd.

7.	CanWest Global Broadcasting Inc./Radiodiffusion CanWest Global Inc.

8.	Can West Finance Inc./Financiere CanWest Inc.

9.	CanWest Media Sales Limited

10.	2846551 Canada Inc.

11.	Global Centre Inc.

12.	Multisound Publishers Ltd.

13.	CanWest International Communications Inc.

14.	CanWest Irish Holdings (Barbados) Inc.

15.	Western Communications Inc.

16.	Mobile Video Productions Inc.

17.	ONtv Holdings Inc.

18.	BCTV Holdings Inc.

19.	CHEK Holdings Inc.

20.	CHBC Holdings Inc.

21.	Studio Post & Transfer Sub Inc.

22.	Apple Box Productions Sub Inc.

23.	WIC Television Production Sub Inc.

24.	CanWest International Management Inc.

25.	CGS Debenture Holding (Netherlands) B.V.

26.	CGS International Holdings (Netherlands) B.V.

27.	CGS Shareholding (Netherlands) B.V.

28.	CGS NZ Radio Shareholding (Netherlands) B.V.

29.	CGS NZ TV Shareholding (Netherlands) B.V.

30.	Montreal Gazette Group Inc./Groupe Montréal Gazette Inc.

31.	Ottawa Citizen Group Inc.

32.	Windsor Star Group Inc.

33.	Regina Leader Post Group Inc.

34.	Saskatoon StarPhoenix Group Inc.

35.	Edmonton Journal Group Inc.

36.	Pacific Newspaper Group Inc.

37.	Calgary Herald Group Inc.

38.	Port Alberni Times Group Inc.

39.	Nanaimo Daily News Group Inc.

40.	Victoria Times Colonist Group Inc.

41.	Lower Mainland Publishing Group Inc.

42.	Southam Digital Inc.

43.	Vancouver Island Newspaper Group Inc. (formerly Durham Post Inc.)

44.	CanWest Publications Inc./Publications CanWest Inc.

45.	CanWest Interactive Inc.

46.	CanWest-Montreal R.P. Holdings Inc./Société de Portefeuille CanWest-Montréal R.P. Inc.

47.	CanWest-Windsor R. P. Holdings Inc.

48.	3815668 Canada Inc.

49.	3919056 Canada Inc.

50.	ReachCanada Contact Centre Limited

51.	Fox Sports World Canada Holdco Inc.

52.	Lonestar Holdco Inc.

53.	RetroVista Holdco Inc.

54.	Xtreme Sports Holdco Inc.

55.	Fox Sports World Canada Partnership, by its partners Fox Sports World Canada Holdco Inc. and Global Television Network Inc./Réseau de Télévision Global Inc.

56.	Lonestar Partnership, by its partners Lonestar Holdco Inc. and Global Television Network Inc./Réseau de Télévision Global Inc.

57.	Dejaview Partnership, by its partners RetroVista Holdco Inc. and Global Television Network Inc./Réseau de Télévision Global Inc.

58.	Xtreme Sports Partnership, by its partners Xtreme Sports Holdco Inc. and Global Television Network Inc./Réseau de Télévision Global Inc.

59.	Global IBS Partnership, by its partners Global Communications Limited and Global Television Network Inc./Réseau de Télévision Global Inc.

60.	CTI IBS Partnership, by its partners Global Communications Limited and Global Television Network Inc./Réseau de Télévision Global Inc.

61.	The National Post Company/La Publication National Post, by its partners Global Communications Limited and Global Television Network Inc./Réseau de Télévision Global Inc.

62.	Global Television Specialty Networks Inc.

63.	Cool Records Inc.

64.	MBS Productions Inc.

65.	Global Television Network Quebec Limited Partnership/Réseau de Télévision Global Québec, Société en Commandite by its partners Global Communications Limited and Global Television Network Inc./Réseau de Télévision Global Inc.

66.	1103400 Alberta Ltd.

SCHEDULE 13

NON-GROUP PERSONS

1.	The CanWest Global Foundation

2.	CanWest Leasing Limited

3.	One Central Park West Property Limited

4.	CWF Capital Ltd.

5.	CWF Investments Ltd.

6.	CanWest Entertainment Inc.

7.	Fireworks Entertainment Inc.

8.	Men TV General Partnership

9.	Mystery Partnership

10.	Medbroadcast Corporation

11.	LifeServ Corporation

12.	Internet Broadcasting Systems, Inc.

13.	All- Sport Ventures Inc.

14.	CanWest Ireland Sales Limited

15.	Prime TV

16.	WIC Television Sales Ltd.

17.	3683303 Canada Inc.

18.	2922045 Canada Inc.

19.	CTEQ Television Inc.

20.	Prime Television Holdco Inc.

21.	WIC TV Amalco Inc.

22.	WIC Amalco Inc.

23.	CanWest Granada Media Holdings Limited

24.	TV3 Television Network Limited

25.	TV3 Ireland Productions Limited

26.	CanWest International Corp.

27.	CanWest Pacific Communications Pty Limited

28.	CWF Holdings Limited

29.	CWF Unit Trust

30.	The Ten Group Pty Limited

31.	Television & Media Services Limited

32.	Network Ten Pty Limited

33.	Network Ten (Melbourne) Pty Limited

34.	Network Ten (Brisbane) Pty Limited

35.	Network Ten (Sydney) Pty Limited

36.	Television & Telecasters (Properties) Pty Ltd.

37.	Network Ten Nominees Pty Ltd.

38.	Caprice Pty Limited

39.	Network Ten (Adelaide) Pty Limited

40.	Chartreuse Pty Limited

41.	Network Ten (Perth) Pty Limited

42.	Ten Pay TV Pty Limited

43.	TX Australia Pty Limited

44.	Melbourne Translator Facility Pty Ltd.

45.	Misty River Pty Limited

46.	S.T.F. Pty Ltd.

47.	Combined Translator Facilities Pty Ltd.

48.	Transmitters Pty Ltd.

49.	Gold Coast Translators Pty Ltd.

50.	Perth Translator Facility Pty Ltd.

51.	Oztam Pty Limited

52.	Fireworks Media Inc.

53.	CEIDI (Canada) I Inc.

54.	CEIDI (Canada) II Inc.

55.	CanWest Entertainment International Distribution

56.	Fireworks International (UK) Limited

57.	Fireworks Entertainment (US) Inc.

58.	CanWest IDP Holdings, LLC

59.	Chaross Investments, Inc.

60.	Chaross Pictures, Ltd.

61.	Fireworks Communications Inc.

62.	Fireworks (Finance Co) Inc.

63.	Fireworks (Hardball) Inc.

64.	Fireworks Pictures Inc.

65.	Fireworks Pictures Releasing (US) Inc.

66.	Fireworks (Rat Race) Inc.

67.	Fireworks Television (US) Inc.

68.	Long Hello Productions US, Inc.

69.	SLW Distribution, Inc.

70.	Fireworks Distributing Corporation

71.	Firecom Syndication Inc.

72.	WIC JV Subco Inc.

73.	WIC Entertainment Ltd.

74.	Intruder Productions Inc.

75.	RDA Film Distribution Inc.

76.	RSII Productions Inc.

77.	Westcom TV Corporation

78.	PGL Productions Ltd.

79.	426955 B.C. Ltd.

80.	Amalgamated Firecorp Inc.

81.	Cameron Cruz Productions Inc.

82.	Firecorp III Productions Inc.

83.	Firecorp IV Productions Inc.

84.	Firecorp V Productions Inc.

85.	Firecorp VI Productions Inc.

86.	Firecorp VII Productions Inc.

87.	Firecorp VIII Productions Inc.

88.	Firecorp IX Productions Inc.

89.	Firecorp X Productions Inc.

90.	Firecorp XI Productions Inc.

91.	Firecorp XII Productions Inc.

92.	Firecorp Music Inc.

93.	FYI Entertainment Inc.

94.	Long Hello Production Services Inc.

95.	LFN II Productions Inc.

96.	LFN III Productions Inc.

97.	MMS Production Services Corporation

98.	Riverwood Productions Inc.

99.	Small Sacrifices Ltd.

100.	Fireventures I Inc.

101.	Eye Corp Pty Limited

102.	Eye Corp Limited Media Pty Limited

103.	Eye Corp Australia Pty Limited

104.	Eye Corp Asia Limited

105.	Ten Ventures Pty Limited

106.	V10 Corporation Limited

107.	Ten Online Pty Limited

108.	Scape Entertainment Pty Limited

109.	Village Ten Investments Pty Ltd

110.	V10 Corporation Pty Ltd

111.	Isport.com

112.	V10 Investments Pty Ltd.

113.	Adval Holdings Pty Limited

114.	Adval Australia Pty Limited

115.	Eye Fly (Sydney) P/L

116.	Eye Digital Pty Limited

117.	NLD Pty Limited

118.	Australian Airport Advertising Pty Limited

119.	Eye Corp Airport Advertising Pty Limited

120.	Eye Drive Sydney Pty Limited

121.	Eye Mall Media Pty Limited

122.	Eye Village Pty Limited

123.	Eye Village New Zealand Pty Limited

124.	Eye Outdoor Pty Limited

125.	Big Tree Outdoor Sdn Bhd

126.	Eye Corp Limited

127.	PT Netra Estha Muda

128.	PT Eye Corp

129.	Uniteers Outdoor Advertising Sdn Bhd

130.	Big Tree Productions Sdn Bhd

131.	Big Events Sdn Bhd

132.	PT Aguing

133.	3919048 Canada Ltd.

134.	Yellow Card Productions Inc.

135.	3740421 Canada Inc.

136.	CanWest TV Works Limited

137.	TV4 Network Limited

138.	CanWest RadioWorks Limited

139.	CanWest MediaWorks (NZ) Limited

140.	CW Media Limited

SCHEDULE 17

NEW ZEALAND ASSETS

CanWest MediaWorks (NZ) Limited

CanWest RadioWorks Limited

CanWest TVWorks Limited

TV4 Network Limited

For greater certainty, the New Zealand Assets include all real and personal property, assets and undertakings and certain of the liabilities (including, without limitation, all Debt owing by one or more of the foregoing companies to any Global Group Entity) related to the operation of each New Zealand Asset.